Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554
	InvestorRelations@delta.com	Media@delta.com

Delta Air Lines Announces March Quarter 2022 Financial Results

March quarter 2022 GAAP operating loss of $783 million and loss per share of $1.48 on total operating revenue of $9.3 billion

March quarter 2022 adjusted operating loss of $793 million and adjusted loss per share of $1.23 on adjusted operating revenue of $8.2 billion

With an improving demand environment, achieved a solid operating margin in the month of March

ATLANTA, Apr. 13, 2022 – Delta Air Lines (NYSE:DAL) today reported financial results for the March quarter 2022 and provided its outlook for the June quarter 2022. Highlights of the March quarter 2022 results, including both GAAP and adjusted metrics, are on page five and are incorporated here.

"With a strong rebound in demand as omicron faded, we returned to profitability in the month of March, producing a solid adjusted operating margin of almost 10 percent. As our brand preference and demand momentum grow, we are successfully recapturing higher fuel prices, driving our outlook for a 12 to 14 percent adjusted operating margin and strong free cash flow in the June quarter,” said Ed Bastian, Delta’s chief executive officer. “I would like to thank the Delta people, who once again enabled our best-in-class operational performance, provided an unmatched customer experience and continue to power our industry leadership each and every day.”

March Quarter 2022 Financial Results

•	Adjusted operating loss of $793 million excludes a net gain of $9 million
•	Pre-tax loss of $1.2 billion with adjusted pre-tax loss of $1.0 billion, excluding a net expense of $164 million
•	Adjusted operating revenue of $8.2 billion, which excludes third-party refinery sales, was 79 percent recovered versus March quarter 2019 on capacity that was 83 percent restored
•	Total operating expense of $10.1 billion increased $679 million compared to the March quarter 2019
•	Adjusted for costs primarily from third-party refinery sales, total operating expense of $9.0 billion decreased $400 million or 4 percent in the March quarter 2022 versus the comparable 2019 period
•	Generated $1.8 billion of operating cash flow and $197 million of free cash flow, after investing $1.6 billion into the business, primarily related to aircraft purchases and modifications
•	At the end of the March quarter, the company had $12.8 billion in liquidity, including cash and cash equivalents, short-term investments and undrawn revolving credit facilities

1

June Quarter 2022 Outlook

2Q22 Forecast
Capacity [1]	~84%
Total Revenue [1,2]	93% - 97%
CASM-Ex [1,2]	Up ~17%
Fuel Price ($/gal) [2,3]	$3.20 - $3.35
Operating Margin [2]	12% - 14%
Gross Capital Expenditures [2]	~$1.2 billion
Adjusted Net Debt [2]	~$20 billion

[1]	Compared to June quarter 2019
[2]	Non-GAAP measure; Refer to Non-GAAP reconciliations for 2Q19 comparison figures
[3]	Fuel guidance based on prices as of April 8th (Brent at $102, cracks at $30, $0.20 refinery contribution with RINS at $1.27)

Revenue Environment

“Delta is well-positioned to capitalize on robust consumer demand and an accelerating return of business and international travel. The strength of Delta's brand has never been more evident with record-setting performance for co-brand card acquisitions, co-brand spend and SkyMiles acquisitions in March,” said Glen Hauenstein, Delta’s president. "In the June quarter, we are successfully recapturing higher fuel prices and expect our revenue recovery to accelerate to 93 to 97 percent with unit revenue up double digits compared to 2019."

Adjusted operating revenue of $8.2 billion for the March quarter 2022 was 79 percent restored to March quarter 2019 levels, 5 points ahead of the mid-point of the company's initial guidance. Compared to the March quarter 2019, total passenger revenue was 75 percent recovered on system capacity that was 83 percent restored. Domestic passenger revenue was 83 percent recovered, and international passenger revenue was 54 percent restored in the March quarter.

Consumer demand accelerated through the quarter, highlighted by strong spring break performance. As omicron faded, offices reopened and travel restrictions were lifted, resulting in an improvement in business travel demand and a stronger fare environment.

Revenue-related Highlights:

•	Unit revenue exceeds 2019 levels in March month for the first time in two years: March quarter adjusted total unit revenue (TRASM) was 5 percent lower than the same period in 2019. As demand improved, March month adjusted TRASM inflected to positive versus 2019, marking the first month of positive unit revenue versus 2019 since the start of the pandemic. This strength was led by premium revenue and diversified revenue streams, including loyalty and cargo.
•	Business travel recovery boosted by improvement in corporate: Domestic corporate sales* for the quarter were ~50 percent recovered, with March improving to ~70 percent versus 2019. International corporate sales for the quarter were ~35 percent recovered, with March improving to ~50 percent versus 2019. Internationally, Transatlantic improved the most as European countries reopened.
•	Premium cabin revenue recovery outpacing Main Cabin: Premium products continued to lead the recovery with Domestic premium revenue approximately 100 percent restored to 2019 levels in the month of March. Domestic and Latin premium product revenue recovery outpaced Main Cabin by approximately 10 points during the March quarter.

*Corporate sales include tickets sold to corporate contracted customers, including tickets for travel during and beyond the referenced time period

2

•	American Express remuneration 25 percent higher than 2019 levels: American Express remuneration of $1.2 billion in the quarter was up 25 percent compared to March quarter 2019. Co-brand spend was up 35 percent compared to March quarter 2019, reflecting a significant increase in T&E spend, with air travel spend outpacing lodging in the month of March for the first time since 2019. Co-brand acquisitions were nearly 95 percent recovered compared to March quarter 2019.
•	Cargo strength continues with record revenue month in March: Cargo revenue was $289 million for the March quarter, a 51 percent increase compared to the same period in 2019 on strong demand and yields.

Cost Performance

“Thanks to the team’s hard work, we maintained a competitive cost structure in the March quarter amid a dynamic operating environment, an important driver of our financial recovery,” said Dan Janki, Delta’s chief financial officer. "As demand continues to recover and we restore additional capacity in the second half of the year, we expect our non-fuel unit cost comparisons to 2019 will improve to up mid-single digits, keeping us within our full year non-fuel unit cost guidance range. Our intense focus on non-fuel costs will serve us well moving ahead as we scale the airline and better utilize our fleet and our facilities.”

Total adjusted operating expense of $9.0 billion in the March quarter 2022 increased 11 percent sequentially, driven by higher fuel prices and costs from the continued restoration of the airline. Adjusted fuel expense was $2.1 billion in the March quarter 2022. Adjusted fuel price of $2.79 per gallon was up 33 percent compared to the December quarter 2021 driven by higher market prices, including a 7¢ refinery contribution.

Adjusted non-fuel cost of $6.9 billion was up 6 percent sequentially. This was primarily driven by a normalization in maintenance expense. Compared to the March quarter of 2019, non-fuel unit costs (CASM-Ex) were 15 percent higher on 17 percent less capacity.

Balance Sheet, Cash and Liquidity

“During the March quarter we generated free cash flow, continued to pay down debt and finished the quarter with nearly $13 billion in liquidity,” Janki said. “Reducing debt is our top financial priority as we target investment-grade metrics and $15 billion of adjusted net debt by the end of 2024.”

At the end of the March quarter 2022, the company had total debt and finance lease obligations of $25.6 billion with adjusted net debt of $20.9 billion and a weighted average interest rate of 4.3 percent. During the quarter, the company repaid $1.4 billion of gross debt.

Operating cash flow during the March quarter 2022 was $1.8 billion. Free cash flow was $197 million for the quarter with $1.6 billion of gross capital expenditures reinvested in the business. The company’s Air Traffic Liability was $9.1 billion at March quarter-end, up $2.8 billion compared to the end of the December quarter and up $2.5 billion compared to the March quarter 2019.

Delta ended the March quarter with $12.8 billion in liquidity, including $2.9 billion in undrawn revolver capacity.

Fleet and Partner Updates

In the March quarter, Aeroméxico emerged from its bankruptcy proceedings and in connection with the consummation of the transaction, Delta now holds a 20 percent equity stake in the reorganized company. Delta will recognize the 20 percent share of Aeroméxico's results under the equity accounting method within non-operating expense in the company's income statement beginning in the June quarter.

As part of Delta’s fleet renewal initiatives, the company took delivery of its first A321neo aircraft at the end of March 2022 and expects to take delivery of 26 A321neos in total this year. The introduction of these next-generation aircraft to the fleet contributes to Delta's 2022 goal of using at least 6 percent less fuel per available seat mile compared to 2019. In total, Delta has committed to purchase 155 A321neos through 2027.

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Other Highlights from the March Quarter 2022

Culture and People

•	Awarded a special profit-sharing payment of $1,250 to eligible employees in appreciation for extraordinary efforts resulting in a profitable second half of 2021
•	Announced a 4 percent base pay increase for eligible employees worldwide, effective May 1, 2022
•	Recognized by Glassdoor as one of its Best Places to Work for a 6th year in a row. Delta was the highest-ranking U.S. airline on the list and ranked No. 18 on the 2022 list of 100 large companies
•	Honored by Fortune as one of the World's Most Admired Companies for the 9th year in a row, and ranked higher than any other airline on the list
•	Hosted celebrations with employees and family of Team USA Olympic and Paralympic athletes traveling on Delta planes to and from the 2022 Winter Olympic Games in Beijing

Customer Experience and Loyalty

•	Ranked No. 1 U.S. airline by the Wall Street Journal, including the best performance in on-time arrivals, completion factor, preventing extreme delays and the lowest levels of U.S. DOT complaints
•	Unveiled major airport infrastructure milestones at Delta's Los Angeles and Seattle global hubs, as part of a $12 billion, decade-long effort to modernize and elevate the customer journey
•	Increased flexibility by extending ticket validity through year-end 2023 and rolling over all Medallion Qualification Miles from 2021 to 2022
•	Enhanced in-flight experience with the return of hot meals on flights over 900 miles in First Class, and introduced plant-based and vegetarian menu items
•	Reintroduced and refreshed Delta One services with multi-step, three-course meal service, more pre-departure beverage options, new cocktail bites and more dessert options
•	Announced summer service schedule to Europe, with more than 500 weekly flights to Europe, including new flights between New York-JFK and Stockholm, Salt Lake City and London-Heathrow and restarting service from New York-JFK to Zurich, Brussels, Edinburgh, Copenhagen and Prague

Environmental, Social and Governance

•	Released Diversity, Equity and Inclusion report outlining progress against the company's commitments to advancing racial justice and diversity within its business
•	Published a Climate Lobbying Report detailing global advocacy activities and policy engagements that support and complement Delta's Paris Agreement-aligned climate goals
•	Expanded partnership with sustainable aviation fuel (SAF) maker Gevo to increase supply of SAF and bring Delta closer to the goal of fueling 10 percent of its airline operation with SAF by the end of 2030
•	Announced collaboration with Airbus on industry-leading research to accelerate the development of hydrogen-powered aircraft
•	Created first Propel Collegiate Pilot Career Path Program with Hampton University, the airline’s first such partnership with a historically Black university
•	Contributed $1 million to the American Red Cross and Global Red Cross Movement in support of humanitarian relief efforts in Ukraine
•	Launched new, more sustainable onboard products; together the new products are expected to reduce single-use plastic onboard by approximately 4.9 million pounds annually

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March Quarter Results

March quarter results have been adjusted primarily for the unrealized losses on investments, loss on extinguishment of debt and third-party refinery sales as described in the reconciliations in Note A.

	GAAP		$ Change	% Change
($ in millions except per share and unit costs)	1Q22	1Q19
Operating (loss)/income	(783)	1,020	(1,803)	NM
Pre-tax (loss)/income	(1,200)	946	(2,146)	NM
Net (loss)/income	(940)	730	(1,670)	NM
(Loss)/diluted earnings per share	(1.48)	1.09	(2.57)	NM
Operating revenue	9,348	10,472	(1,124)	(11)%
Total revenue per available seat mile (TRASM) (cents)	18.04	16.78	1.26	8%
Operating expense	10,131	9,452	679	7%
Operating cash flow	1,771	1,942	(171)	(9)%
Capital expenditures	1,766	1,360	406	30%
Cost per available seat mile (CASM) (cents)	19.56	15.14	4.42	29%
Fuel expense	2,092	1,978	114	6%
Average fuel price per gallon	2.79	2.06	0.73	35%
Total debt and finance lease obligations	25,557	10,764	14,793	NM

	Adjusted		$ Change	% Change
($ in millions except per share and unit costs)	1Q22	1Q19
Operating (loss)/income	(793)	1,026	(1,819)	NM
Pre-tax (loss)/income	(1,037)	831	(1,868)	NM
Net (loss)/income	(784)	639	(1,423)	NM
(Loss)/diluted earnings per share	(1.23)	0.96	(2.19)	NM
Operating revenue	8,161	10,381	(2,219)	(21)%
TRASM (cents)	15.75	16.63	(0.88)	(5)%
Operating expense	8,954	9,354	(400)	(4)%
Free cash flow	197	751	(553)	(74)%
Gross capital expenditures	1,565	1,511	54	4%
Non-fuel cost	6,858	7,171	(313)	(4)%
Consolidated unit cost (CASM-Ex) (cents)	13.24	11.49	1.75	15%
Fuel expense	2,097	1,963	133	7%
Average fuel price per gallon	2.79	2.04	0.75	37%
Adjusted net debt	20,863	10,198	10,664	NM

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About Delta Air Lines More than 4,000 Delta Air Lines (NYSE: DAL) flights take off every day, connecting people across more than 275 destinations on six continents with award-winning operational excellence, customer service, safety and innovation. As the leading global airline, Delta's mission is to create opportunities, foster understanding and expand horizons by connecting people and communities to each other and their potential.

Delta's more than 75,000 employees believe our customers should never have to choose between seeing the world and saving the planet. Delta is leading the travel industry in building a foundation for sustainable aviation with its Flight to Net ZeroTM and its intention to set science-based targets for greenhouse gas emissions aligned with the Paris Agreement. And we are continuing to take action to advance diversity, equity and inclusion and to reflect the world and the passengers we serve.

Our people lead the way in delivering a world-class customer experience, and we're continuing to ensure the future of travel is personalized, enjoyable and stress-free. Our people's genuine and enduring motivation is to make every customer feel welcomed and respected across every point of their journey with us.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments or strategies for the future, should be considered “forward-looking statements” under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees or promised outcomes and should not be construed as such. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the material adverse effect that the COVID-19 pandemic has had on our business; the impact of incurring significant debt in response to the pandemic; failure to comply with the financial and other covenants in our financing agreements; the possible effects of accidents involving our aircraft or aircraft of our airline partners; breaches or lapses in the security of technology systems on which we rely; disruptions in our information technology infrastructure; our dependence on technology in our operations; our commercial relationships with airlines in other parts of the world and the investments we have in certain of those airlines; the effects of a significant disruption in the operations or performance of third parties on which we rely; failure to realize the full value of intangible or long-lived assets; labor issues; the effects of weather, natural disasters and seasonality on our business; the cost of aircraft fuel; the availability of aircraft fuel; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; failure to comply with existing and future environmental regulations to which Monroe’s refinery operations are subject, including costs related to compliance with renewable fuel standard regulations; our ability to retain senior management and other key employees, and to maintain our company culture; significant damage to our reputation and brand, including from exposure to significant adverse publicity; the effects of terrorist attacks, geopolitical conflict or security events; competitive conditions in the airline industry; extended interruptions or disruptions in service at major airports at which we operate or significant problems associated with types of aircraft or engines we operate; the effects of extensive government regulation we are subject to; the impact of environmental regulation, including increased regulation to reduce emissions and other risks associated with climate change, on our business; and unfavorable economic or political conditions in the markets in which we operate or volatility in currency exchange rates.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date of this press release, and which we undertake no obligation to update except to the extent required by law.

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DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
(in millions, except per share data)	2022	2019	$ Change	% Change
Operating Revenue:
Passenger	$6,907	$9,254	$(2,347)	(25)%
Cargo	289	192	97	51%
Other	2,152	1,026	1,126	NM
Total operating revenue	9,348	10,472	(1,124)	(11)%

Operating Expense:
Salaries and related costs	2,826	2,732	94	3%
Aircraft fuel and related taxes	2,092	1,978	114	6%
Ancillary businesses and refinery	1,382	351	1,031	NM
Contracted services	753	709	44	6%
Depreciation and amortization	506	615	(109)	(18)%
Landing fees and other rents	504	524	(20)	(4)%
Regional carrier expense	491	538	(47)	(9)%
Aircraft maintenance materials and outside repairs	465	476	(11)	(2)%
Passenger commissions and other selling expenses	312	474	(162)	(34)%
Passenger service	275	288	(13)	(5)%
Aircraft rent	122	102	20	20%
Restructuring charges	(5)	–	(5)	NM
Profit sharing	–	220	(220)	(100)%
Other	408	445	(37)	(8)%
Total operating expense	10,131	9,452	679	7%

Operating (Loss)/Income	(783)	1,020	(1,803)	NM

Non-Operating Expense:
Interest expense, net	(274)	(83)	(191)	NM
Equity method results	–	(54)	54	(100)%
Gain/(loss) on investments, net	(147)	100	(247)	NM
Loss on extinguishment of debt	(25)	–	(25)	NM
Pension and related benefit/(expense)	73	(15)	88	NM
Miscellaneous, net	(44)	(22)	(22)	100%
Total non-operating expense, net	(417)	(74)	(343)	NM

(Loss)/Income Before Income Taxes	(1,200)	946	(2,146)	NM

Income Tax Benefit/(Provision)	260	(216)	476	NM

Net (Loss)/Income	$(940)	$730	$(1,670)	NM

Basic (Loss)/Earnings Per Share	$(1.48)	$1.10
Diluted (Loss)/Earnings Per Share	$(1.48)	$1.09

Basic Weighted Average Shares Outstanding	637	665
Diluted Weighted Average Shares Outstanding	637	667

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DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2022	2019	$ Change	% Change
Ticket - Main cabin	$3,448	$4,680	$(1,232)	(26)%
Ticket - Premium products	2,538	3,308	(770)	(23)%
Loyalty travel awards	543	692	(149)	(22)%
Travel-related services	378	574	(196)	(34)%
Total passenger revenue	$6,907	$9,254	$(2,347)	(25)%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2022	2019	$ Change	% Change
Refinery	$1,187	$48	$1,139	NM
Loyalty program	571	474	97	20%
Ancillary businesses	209	321	(112)	(35)%
Miscellaneous	185	183	2	1%
Total other revenue	$2,152	$1,026	$1,126	NM

DELTA AIR LINES, INC.

Total Revenue

(Unaudited)

		Increase (Decrease)
		1Q22 vs 1Q19
Revenue	1Q22 ($M)	Change	Unit Revenue	Yield	Capacity
Domestic	$5,563	(17)%	(12)%	(6)%	(7)%
Atlantic	539	(50)%	(25)%	(9)%	(33)%
Latin America	680	(21)%	(10)%	(1)%	(12)%
Pacific	125	(78)%	(31)%	72%	(69)%
Total Passenger	$6,907	(25)%	(10)%	—%	(17)%
Cargo Revenue	289	51%
Other Revenue	2,152	NM
Total Revenue	$9,348	(11)%	8%
Third Party Refinery Sales	(1,187)
Total Revenue, adjusted	$8,161	(21)%	(5)%

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DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended
	March 31,
	2022	2019	Change
Revenue passenger miles (millions)	38,700	51,617	(25)%
Available seat miles (millions)	51,810	62,416	(17)%
Passenger mile yield (cents)	17.85	17.93	–%
Passenger revenue per available seat mile (cents)	13.33	14.83	(10)%
Total revenue per available seat mile (cents)	18.04	16.78	8%
TRASM, adjusted - see Note A (cents)	15.75	16.63	(5)%
Cost per available seat mile (cents)	19.56	15.14	29%
CASM-Ex - see Note A (cents)	13.24	11.49	15%
Passenger load factor	75%	83%	(8) pts
Fuel gallons consumed (millions)	751	962	(22)%
Average price per fuel gallon	$2.79	$2.06	35%
Average price per fuel gallon, adjusted - see Note A	$2.79	$2.04	37%

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DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2022	2019
Cash Flows From Operating Activities:
Net (loss)/income	$(940)	$730
Depreciation and amortization	506	615
Changes in air traffic liability	2,751	1,938
Changes in balance sheet and other, net	(546)	(1,341)
Net cash provided by operating activities	1,771	1,942

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(1,276)	(1,059)
Ground property and equipment, including technology	(490)	(301)
Purchase of short-term investments	(226)	–
Redemption of short-term investments	1,346	206
Purchase of equity investments	(100)	–
Other, net	(3)	58
Net cash used in investing activities	(749)	(1,096)

Cash Flows From Financing Activities:
Proceeds from short-term obligations	–	1,750
Proceeds from long-term obligations	–	500
Payments on debt and finance lease obligations	(1,443)	(1,285)
Repurchase of common stock	–	(1,325)
Cash dividends	–	(233)
Other, net	(13)	(16)
Net cash used in by financing activities	(1,456)	(609)

Net (Decrease)/Increase in Cash, Cash Equivalents and Restricted Cash Equivalents	(434)	237
Cash, cash equivalents and restricted cash equivalents at beginning of period	$8,569	$2,748
Cash, cash equivalents and restricted cash equivalents at end of period	$8,135	$2,985

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$7,705	$1,910
Restricted cash included in prepaid expenses and other	170	57
Other assets:
Restricted cash included in other noncurrent assets	260	1,018
Total cash, cash equivalents and restricted cash equivalents	$8,135	$2,985

10

DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in millions)	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$7,705	$7,933
Short-term investments	2,250	3,386
Accounts receivable, net	3,039	2,404
Fuel inventory, expendable parts and supplies inventories, net	1,292	1,098
Prepaid expenses and other	1,434	1,119
Total current assets	15,720	15,940

Property and Equipment, Net:
Property and equipment, net	30,042	28,749

Other Assets:
Operating lease right-of-use assets	7,402	7,237
Goodwill	9,753	9,753
Identifiable intangibles, net	5,999	6,001
Equity investments	1,999	1,712
Deferred income taxes, net	1,534	1,294
Other noncurrent assets	1,299	1,773
Total other assets	27,986	27,770
Total assets	$73,748	$72,459

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$1,116	$1,782
Current maturities of operating leases	744	703
Air traffic liability	8,809	6,228
Accounts payable	4,810	4,240
Accrued salaries and related benefits	2,288	2,457
Loyalty program deferred revenue	3,038	2,710
Fuel card obligation	1,100	1,100
Other accrued liabilities	2,155	1,746
Total current liabilities	24,060	20,966

Noncurrent Liabilities:
Debt and finance leases	24,441	25,138
Noncurrent air traffic liability	300	130
Pension, postretirement and related benefits	5,862	6,035
Loyalty program deferred revenue	4,606	4,849
Noncurrent operating leases	7,199	7,056
Other noncurrent liabilities	4,289	4,398
Total noncurrent liabilities	46,697	47,606

Commitments and Contingencies

Stockholders' Equity:	2,991	3,887
Total liabilities and stockholders' equity	$73,748	$72,459

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Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures without unreasonable effort because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Adjustments. These reconciliations include certain adjustments to GAAP measures, which are directly related to the impact of COVID-19 and our response. These adjustments are made to provide comparability between the reported periods, if applicable, as indicated below:

Restructuring charges. During 2020, we recorded restructuring charges for items such as fleet impairments and voluntary early retirement and separation programs following strategic business decisions in response to the COVID-19 pandemic. In the March quarter 2022 we recognized $5 million of net adjustments to certain of those restructuring charges, representing changes in our estimates.

Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt.

Special profit-sharing payment. This adjustment is exclusive to 2021. To recognize the extraordinary efforts of our employees through the pandemic, we made a special profit-sharing payment to eligible employees in February 2022, based on the adjusted pre-tax profit earned during the second half of 2021. This adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

We also regularly adjust certain GAAP measures for the following items, if applicable, for the reasons indicated below:

MTM adjustments and settlements on hedges. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period, and therefore we remove this impact to allow investors to better understand and analyze our core performance. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

Equity investment MTM adjustments. We adjust for our proportionate share of our equity method investee, Virgin Atlantic’s, hedge portfolio MTM adjustments (recorded in non-operating expense) to allow investors to understand and analyze our core operational performance in the periods shown.

MTM adjustments on investments. Unrealized gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. The gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in companies without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Third-party refinery sales. Refinery sales to third parties, and related expenses, are not related to our airline segment. Excluding these sales therefore provides a more meaningful comparison of our airline operations to the rest of the airline industry.

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

Delta Private Jets adjustment. Because we combined Delta Private Jets with Wheels Up in January 2020, we have excluded the impact of Delta Private Jets from 2019 results for comparability.

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Operating (Loss)/Income, adjusted

	Three Months Ended
(in millions)	March 31, 2022	March 31, 2019
Operating (Loss)/Income	$(783)	$1,020
Adjusted for:
Restructuring charges	(5)	–
MTM adjustments and settlements on hedges	(4)	8
Delta Private Jets adjustment	–	(1)
Operating (Loss)/Income, adjusted	$(793)	$1,026

Operating Margin, adjusted

Month Ended
March 31, 2022
Operating margin	7.9%
Adjusted for:
Restructuring charges	(0.1)
MTM adjustments and settlements on hedges	(0.8)
Third-party refinery sales(1)	2.4
Operating margin, adjusted	9.4%

(1) Third-party refinery sales in the month of March reconciliations above represent the total quarterly amount, as this is only recorded in March.

Pre-Tax (Loss)/Income, Net (Loss)/Income, and (Loss)/Diluted Earnings per Share, adjusted

	Three Months Ended			Three Months Ended
	March 31, 2022			March 31, 2022
	Pre-Tax	Income	Net	Loss
(in millions, except per share data)	Loss	Tax	Loss	Per Diluted Share
GAAP	$(1,200)	$260	$(940)	$(1.48)
Adjusted for:
Restructuring charges	(5)
Loss on extinguishment of debt	25
MTM adjustments and settlements on hedges	(4)
MTM adjustments on investments	148
Non-GAAP	$(1,037)	$253	$(784)	$(1.23)

	Three Months Ended			Three Months Ended
	March 31, 2019			March 31, 2019
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$946	$(216)	$730	$1.09
Adjusted for:
MTM adjustments and settlements on hedges	8
Equity investment MTM adjustments	(21)
MTM adjustments on investments	(100)
Delta Private Jets adjustment	(1)
Non-GAAP	$831	$(193)	$639	$0.96

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Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted

	Three Months Ended			1Q22 vs 1Q19 % Change
(in millions)	March 31, 2022	June 30, 2019	March 31, 2019
Operating revenue	$9,348	$12,536	$10,472
Adjusted for:
Third-party refinery sales	(1,187)	(40)	(48)
Delta Private Jets adjustment	–	(49)	(43)
Operating revenue, adjusted	$8,161	$12,448	$10,381	(21)%

	Three Months Ended			1Q22 vs 1Q19 % Change
(in millions)	March 31, 2022	June 30, 2019	March 31, 2019
TRASM (cents)	18.04	17.47	16.78
Adjusted for:
Third-party refinery sales	(2.29)	(0.06)	(0.08)
Delta Private Jets adjustment	–	(0.07)	(0.07)
TRASM, adjusted	15.75	17.35	16.63	(5)%

	Month Ended		% Change
	March 31, 2022	March 31, 2019
TRASM (cents)	24.94	18.46
Adjusted for:
Third-party refinery sales(1)	(6.27)	(0.21)
Delta Private Jets adjustment	–	(0.09)
TRASM, adjusted	18.68	18.16	3%

(1) Third-party refinery sales in the month of March reconciliations above represent the total quarterly amount, as this is only recorded in March.

Operating Expense, adjusted

	Three Months Ended
(in millions)	March 31, 2022	December 31, 2021	March 31, 2019
Operating expense	$10,131	$9,207	$9,452
Adjusted for:
Restructuring charges	5	16	–
Special profit sharing payment	–	(108)	–
MTM adjustments and settlements on hedges	4	11	(8)
Third-party refinery sales	(1,187)	(1,040)	(48)
Delta Private Jets adjustment	–	–	(42)
Operating expense, adjusted	$8,954	$8,086	$9,354

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Free Cash Flow. We present free cash flow because management believes these metrics are helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) net redemptions/purchases of short-term investments, (ii) strategic investments and related and (iii) net cash flows related to certain airport construction projects and other. These adjustments are made for the following reasons:

Net redemptions/purchases of short-term investments. Net redemptions/purchases of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

Strategic investments and related. Certain cash flows related to our investments in and related transactions with other airlines are included in our GAAP investing activities. We adjust for this activity because it provides a more meaningful comparison to our airline industry peers.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items because management believes investors should be informed that a portion of these capital expenditures from airport construction projects are either reimbursed by a third party or funded with restricted cash specific to these projects.

	Three Months Ended
(in millions)	March 31, 2022	March 31, 2019
Net cash provided by operating activities	$1,771	$1,942
Net cash used in investing activities	(749)	(1,096)
Adjusted for:
Net (redemptions)/purchases of short-term investments	(1,120)	(206)
Strategic investments and related	107	–
Net cash flows related to certain airport construction projects and other	188	111
Free cash flow	$197	$751

Gross Capital Expenditures. We adjust capital expenditures for the following items to determine gross capital expenditures for the reasons described below:

Financed aircraft acquisitions. This adjusts capital expenditures to reflect aircraft deliveries that are leased as capital expenditures. The adjustment is based on their original contractual purchase price or fair value and provides a more meaningful view of our investing activities.

Net cash flows related to certain airport construction projects. Cash flows related to certain airport construction projects are included in capital expenditures. We have adjusted for these items because management believes investors should be informed that a portion of these capital expenditures from airport construction projects are either funded with restricted cash specific to these projects or reimbursed by a third party.

	Three Months Ended
(in millions)	March 31, 2022	March 31, 2019
Flight equipment, including advance payments	$1,276	$1,059
Ground property and equipment, including technology	490	301
Adjusted for:
Financed aircraft acquisitions	–	243
Net cash flows related to certain airport construction projects	(201)	(93)
Gross capital expenditures	$1,565	$1,511

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Non-Fuel Cost and Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex")

	Three Months Ended			1Q22 vs 1Q19
	March 31, 2022	June 30, 2019	March 31, 2019	% Change
CASM (cents)	19.56	14.51	15.14
Adjusted for:
Restructuring charges	0.01	–	–
Aircraft fuel and related taxes	(4.04)	(3.19)	(3.17)
Third-party refinery sales	(2.29)	(0.06)	(0.08)
Profit sharing	–	(0.72)	(0.35)
Delta Private Jets adjustment	–	(0.06)	(0.05)
CASM-Ex	13.24	10.47	11.49	15%

	Three Months Ended			1Q22 vs 1Q19
(in millions)	March 31, 2022	December 31, 2021	March 31, 2019	% Change
Operating Expense	$10,131	$9,207	$9,452
Adjusted for:
Restructuring charges	5	16	–
Aircraft fuel and related taxes	(2,092)	(1,577)	(1,978)
Third-party refinery sales	(1,187)	(1,040)	(48)
Special profit sharing payment	–	(108)	–
Profit sharing	–	–	(220)
Delta Private Jets adjustment	–	–	(35)
Non-Fuel Cost	$6,858	$6,498	$7,171	(4)%

Fuel expense, adjusted and Average fuel price per gallon, adjusted

				Average Price Per Gallon
	Three Months Ended			Three Months Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
(in millions, except per gallon data)	2022	2021	2019	2022	2021	2019
Total fuel expense	$2,092	$1,577	$1,978	$2.79	$2.09	$2.06
Adjusted for:
MTM adjustments and settlements on hedges	4	11	(8)	0.01	0.01	(0.01)
Delta Private Jets adjustment	–	–	(7)	–	–	(0.01)
Total fuel expense, adjusted	$2,097	$1,588	$1,963	$2.79	$2.10	$2.04

Fuel expense percent change 2022 compared to 2019:     7%

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Adjusted Net Debt. Delta uses adjusted total debt, including aircraft rent, in addition to adjusted debt and finance leases, to present estimated financial obligations. Delta reduces adjusted total debt by cash, cash equivalents and short-term investments, and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

(in millions)	March 31, 2022
Debt and finance lease obligations	$25,557
Plus: sale-leaseback financing liabilities	2,221
Plus: unamortized discount/(premium) and debt issue cost, net and other	193
Adjusted debt and finance lease obligations	$27,971
Plus: 7x last twelve months' aircraft rent	3,138
Adjusted total debt	$31,109
Less: cash, cash equivalents and short-term investments	(9,955)
Less: LGA restricted cash	(291)
Adjusted net debt	$20,863

(in millions)	March 31, 2019
Debt and finance lease obligations	$10,764
Plus: unamortized discount/(premium) and debt issue cost, net and other	(82)
Adjusted debt and finance lease obligations	$10,683
Plus: 7x last twelve months' aircraft rent	2,809
Adjusted total debt	$13,492
Less: cash, cash equivalents and short-term investments	(1,910)
Less: LGA restricted cash	(1,383)
Adjusted net debt	$10,198

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